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                                   EXHIBIT 21

                         SUBSIDIARIES OF THE REGISTRANT

         Valley Bank is a subsidiary of the registrant, Valley Financial Corporation. Valley Financial Corporation owns 100% of the Common Stock of the Bank. VB Investments, LLC is a wholly-owned subsidiary of Valley Bank.

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